Exhibit 99.2

SEGUE SOFTWARE, INC.

CONSOLIDATED FINANCIAL STATEMENTS TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Segue Software, Inc.

We have audited the accompanying consolidated balance sheets of Segue Software, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Segue Software, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Boston, Massachusetts
March 17, 2006

SEGUE SOFTWARE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$14,495	$11,028
Short-term investments	35	—
Accounts receivable, net of allowances of $317 and $281, respectively	8,775	6,421
Prepaid expenses	760	865
Other current assets	68	148

Total current assets	24,133	18,462
Property and equipment, net	753	749
Goodwill	1,506	1,506
Other non-current assets	44	604

Total assets	$26,436	$21,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$637	$564
Accrued expenses	2,475	2,586
Short-term restructuring	378	378
Income taxes payable	135	150
Deferred revenues	12,055	10,524

Total current liabilities	15,680	14,202
Long-term restructuring	292	681

Total liabilities	15,972	14,883

Stockholders’ equity:
Preferred stock; 9,000 shares authorized; 0 shares and 921 shares of series B and 0 and 570 shares of Series C preferred stock issued and outstanding	—	4,726
Common stock; $.01 par value; 30,000 shares authorized; 12,113 and 10,195 shares issued and outstanding	120	102
Additional paid-in capital	63,643	57,959
Accumulated deficit	(52,896)	(56,131)
Deferred compensation	(24)	(47)
Cumulative other comprehensive income	221	429

	11,064	7,038
Less common stock in treasury at cost, 145 shares	(600)	(600)

Total stockholders’ equity	10,464	6,438

Total liabilities and stockholders’ equity	$26,436	$21,321

The accompanying notes are an integral part of these consolidated financial statements.

SEGUE SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,
	2005	2004
License and other revenues	$15,580	$14,490
Service revenues	20,858	18,516

Total revenues	36,438	33,006

Cost of license and other revenues	419	352
Cost of service revenues	4,744	4,947

Cost of revenues	5,163	5,299

Gross profit	31,275	27,707

Selling, general and administrative	20,993	18,730
Research and development	7,365	6,610

Total operating expenses	28,358	25,340

Operating income	2,917	2,367
Interest and other income, net	310	108

Income before income taxes	3,227	2,475
Income tax provision (benefit)	(8)	35

Net income	$3,235	$2,440

Preferred stock dividend-in-kind	$364	$763
Net income applicable to common shares	$2,871	$1,677

Net income per share:
Net income per share—basic	$0.28	$0.17
Net income per share—diluted	$0.25	$0.15
Shares used in computing basic net income per share	10,300	9,932
Shares used in computing diluted net income per share*	11,445	10,834

*	The assumed conversion of preferred shares into common shares is not included for the fiscal year ended December 31, 2004 because their inclusion would be anti-dilutive. There were no outstanding shares of preferred stock at the fiscal year ended December 31, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

SEGUE SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2005 and 2004

(In thousands)

	Preferred Stock			Common Stock		Additional Paid-in- Capital	Treasury Stock	Unearned Stock-based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity

				Shares	Par Value
	Shares	Amount
Balance at December 31, 2003	1,327		$3,884	9,926	$100	$58,160	$(600)	$0	$(58,571)	$309	$3,282
Issuance of common stock under stock plans				269	2	574					576
Unearned stock-based compensation						67		(67)			—
Issuance of preferred stock dividend-in-kind	164		842			(842)					—
Amortization of stock-based compensation								20			20
Net income									2,440		2,440
Foreign currency translation adjustment										120	120
Comprehensive income											2,560

Balance at December 31, 2004	1,491		$4,726	10,195	$102	$57,959	$(600)	$(47)	$(56,131)	$429	$6,438
Issuance of common stock under stock plans				364	3	983					986
Issuance of preferred stock dividend-in-kind	63		364			(364)					—
Conversion of preferred stock to common stock	(1,554)		(5,090)	1,554	15	5,075					—
Reversal of Unearned stock-based compensation						(10)		10			—
Amortization of stock-based compensation								13			13
Net income									3,235		3,235
Foreign currency translation adjustment										(208)	(208)
Comprehensive income											3,027

Balance at December 31, 2005	—	$	_—	12,113	$120	$63,643	$(600)	$(24)	$(52,896)	$221	$10,464

The accompanying notes are an integral part of these consolidated financial statements.

SEGUE SOFTWARE, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2005	2004
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net income	$3,235	$2,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	427	700
Loss on disposal of property and equipment	27	20
Changes in operating assets and liabilities:
Accounts receivable, net	(2,567)	(693)
Other current assets	150	28
Accounts payable	58	(446)
Accrued expenses, accrued lease obligations on excess space and accrued compensation and benefits	(454)	(600)
Stock-based compensation	13	20
Deferred revenue	1,728	1,416

Net cash provided by operating activities	2,617	2,885

Cash flows from investing activities:
Additions to property and equipment	(488)	(384)
Decreases to other assets	558	336
Purchases of short-term investments	(2)	—

Net cash provided by (used in) investing activities	68	(48)

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan	986	576

Net cash provided by financing activities	986	576

Effect of exchange rate changes on cash	(204)	120

Net increase in cash and cash equivalents	3,467	3,533
Cash and cash equivalents, beginning of period	11,028	7,495

Cash and cash equivalents, end of period	$14,495	$11,028

Supplemental disclosure of non-cash investing and financing transactions:
Net cash (refunded) paid during the year for taxes	$(50)	$101

The accompanying notes are an integral part of these consolidated financial statements.

SEGUE SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Segue Software, Inc. and its subsidiaries (“Segue” or “the Company”) deliver software and services that optimize the quality of business-critical software applications. The Company’s products are used by quality assurance professionals, software developers and information technology staff to ensure software quality, reduce application development costs, manage the vast and growing number of application components and shorten the cycle time required to develop and deploy enterprise applications. Segue’s products and services provide comprehensive capabilities to define, measure, manage and improve software application quality. The Company’s solutions enable enterprises to reduce the risk in deploying and operating Web, client/server and legacy applications across many technologies and IT environments while leveraging a fast return on application investments.

Software license revenue from the Company’s Silk product line represented approximately 44% of total revenues in both 2005 and 2004. The Company’s SilkTest and SilkPerformer products combined represented approximately 86%, and 92% of product license sales in 2005 and 2004, respectively.

Operating Matters and Liquidity

The Company recorded net income of approximately $3.2 million and $2.4 million for the fiscal years ended December 31, 2005 and 2004, respectively. However, prior to the year ended December 31, 2004, the Company incurred losses on an annual basis ever since commencement of operations. The Company has an accumulated deficit of approximately $52.9 million at December 31, 2005. As a result, the Company has used significant amounts of cash, cash equivalents and short-term investments to fund its operations over the last several years. The cash and cash equivalents balance at December 31, 2005 was $14.5 million compared to $11.0 million at December 31, 2004.

Segue management has taken significant steps to streamline its operations over the last several years and will continue to do so as the situation warrants. These steps have included reducing headcount, infrastructure and other expenses and limiting capital expenditures. The Company must maintain or increase revenue from the current levels for Segue to maintain profitability and sustain positive cash flow. Assuming that the Company can execute on current plans to grow revenue, Segue believes there should be sufficient cash to meet its forecasted working capital needs for at least the next twelve months. Delays in the timing of future sales or sales levels below management’s expectations may cause the Company to re-evaluate its cash position, adjust its operations and/or take other possible actions.

Long-term cash requirements, other than for normal operating expenses, and for commitments including those detailed in Note 8, are anticipated for the development of new software products, enhancements of existing products and the possible acquisition of software products or technologies complementary to the Company’s business.

The recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet are dependent upon the continued operations of the Company, which in turn are dependent upon Segue’s ability to maintain or increase sales and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification and amounts of liabilities that might be necessary should Segue be unable to continue operations.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Inter-company transactions and balances have been eliminated in consolidation.

Revenue Recognition

The Company follows the guidance in Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, in recognizing revenue on software transactions. Such revenue is recognized upon the delivery of the software, provided persuasive evidence of an arrangement exists, fees are considered fixed and determinable and a collection of the receivable is considered probable. The revenue recognized for each separate undelivered element of a multiple-element software contract is based upon vendor-specific objective evidence (“VSOE”) of fair value, which is based upon the price the customer is required to pay when the element is sold separately. Revenue allocated by VSOE to post-contract customer support (maintenance) is recognized ratably over the term of the support, and revenue allocated by VSOE to service elements (training and consulting) is recognized as the services are performed. The residual method of revenue recognition is used for multi-element arrangements when the VSOE of the fair value does not exist for one or more of the delivered elements. Under the residual method, the arrangement fee is recognized as follows: (1) the total fair value of the undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

The Company’s software products do not require significant modification, customization or installation.

Post-contract customer support (maintenance) and service revenue (training and consulting) that is not yet earned is included in deferred revenue.

With respect to the determination of VSOE for multi-element arrangements, the Company follows the guidance within paragraph 10 of SOP 97-2. The Company uses the residual method of revenue recognition as provided for in paragraph 12 of SOP 97-2, as amended by SOP 98-9. The Company does a thorough review of the VSOE for maintenance, training and consulting semi-annually. In all instances the VSOE is defined as the objective, verifiable price when the same item is sold separately. The Company determines VSOE for post-contract support (maintenance) using a consistent percentage of list price method for product categories, which approximates the maintenance renewal rates and is considered to be substantive. The Company determines the VSOE for training classes and consulting services using objective verifiable evidence of these items when sold separately.

The Company typically does not grant to its customers a contractual right to return software products. When approved by management, however, the Company has accepted returns of certain software products and has provided an allowance for those specified products. The Company also provides reserves for customer receivable balances that are considered potentially uncollectible. Included in accounts receivable allowances are a sales allowance, provided for expected returns and credits, and an allowance for bad debts.

The following tables set forth the activity in the Company’s allowance for bad debts and sales returns:

Bad Debt Allowance

Year Ended:	Balance at the Beginning of the Year	Charges (Credits) to General & Administrative Expense	Other Charges (Credits)	Write-offs, net	Balance at the End of the Year
December 31, 2004	$243,978	$54,448	$—	$(30,966)	$267,460
December 31, 2005	$267,460	$213,013	$—	$(177,181)	$303,292

Sales Return Allowance

Year Ended:	Balance at the Beginning of the Year	Charges (Credits) to Cost of Product	Reductions (Increases) to Product Revenue	Write-offs, net	Balance at the End of the Year
December 31, 2004	$23,538	$—	$16,000	$(25,834)	$13,704
December 31, 2005	$13,704	$—	$—	$(60)	$13,644

Research and Development and Software Development Costs

Research and development expenditures are charged to operations as incurred. Software development costs subsequent to the establishment of technological feasibility are capitalized and amortized to cost of software. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $428,000 and $182,000 in 2005 and 2004, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method, pursuant to which deferred income taxes are recognized, based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company does not provide for U.S. income taxes on the undistributed earnings of foreign subsidiaries, which the Company considers to be permanent investments.

Foreign Currency Translation

The functional currency of the Company’s German subsidiary is the Euro. Accordingly, all assets and liabilities of this subsidiary are translated at the current exchange rate at the end of the period and revenues and costs at average rates in effect during the period. The gains and losses from translation of the subsidiary’s financial statements are recorded directly into a separate component of stockholder’s equity.

The functional currency of all other subsidiaries is the U.S. dollar. Assets and liabilities for these subsidiaries are translated at year-end exchange rates and revenue and costs at average rates in effect during the period. The gains and losses from translation of these subsidiaries’ financial statements are included in the consolidated statements of operations. For the year ended December 31, 2005, the gain from foreign currency included in the consolidated statements of operations was approximately $122,000. For the year ended December 31, 2004, the translation loss amount was approximately $94,000.

Transaction gains and losses are included in the consolidated statements of operations.

Net Income Per Share

Basic earnings per share (“EPS”) is based upon the weighted average number of common shares outstanding during the period. Diluted EPS is based upon the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are included in the diluted EPS calculation where the effect of their inclusion would be dilutive. Common equivalent shares result from the assumed exercise of exercisable and vested outstanding stock options, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method and the assumed conversion of preferred shares into common shares as per the preferred share agreements. The assumed conversion of preferred shares into common shares is not included in the year ended December 31, 2005 and December 31, 2004 because their inclusion would be anti-dilutive.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Investments with maturities greater than three months are considered to be short-term investments. Short-term investments consist primarily of high-grade commercial paper. The Company classifies its short-term investments as “available for sale” and reports them at fair value. At December 31, 2005, the Company had no short-term investments. As of December 31, 2004, unrealized gains and losses on securities were not material.

Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line basis over their estimated useful lives, generally three to five years. Leasehold improvements are amortized over the shorter of the assets’ useful lives or the term of the related leases. Expenditures for major improvements that substantially increase the useful lives of assets are capitalized. Repair and maintenance costs are expensed as incurred or expensed over the period of time specified under maintenance contracts.

Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

Goodwill

As required by Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” Segue discontinued the amortization of goodwill effective January 1, 2002. Goodwill represents the excess of cost over the fair value of the net assets of businesses acquired. Goodwill resulted from Segue’s acquisition of SQLBench in December 1997 and was being amortized using the straight-line method over five years. As further required by SFAS No. 142, Segue performs an analysis of the transitional fair value of the goodwill annually during the fourth quarter and adjusts the value of the goodwill should the calculated transitional fair value of the goodwill be less than that reported on the Company’s consolidated balance sheet. During the year ended December 31, 2002, Segue performed an initial analysis of the transitional fair value of the goodwill and re-evaluated the fair value of the goodwill during the fourth quarter of 2002. The analysis demonstrated that no impairment existed at December 31, 2002 and no adjustment was made. Segue re-evaluated the fair value of the goodwill during the fourth quarter of 2005, 2004 and 2003. The analysis demonstrated that no impairment existed at December 31, 2005, 2004 and 2003 and no adjustment was made. Any future impairment loss that may occur with respect to the acquisition of SQLBench would not exceed $1.5 million, which is the net amount of goodwill that is on the consolidated balance sheet at December 31, 2005.

Long-Lived Assets

Long-lived assets to be held and used are recorded at cost. Management reviews long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of such assets is less than the undiscounted expected future cash flows from such assets. Recoverability of these assets is assessed using a number of factors including operating results, business plans, budgets, economic projections and undiscounted cash flows. In addition, the Company’s evaluation considers non-financial data such as market trends, product development cycles and changes in management’s market emphasis.

Concentration of Credit Risk

The Company places its excess cash in cash equivalents and short-term investments, primarily consisting of government securities and commercial paper. There are no significant concentrations in any one issuer of debt securities other than the United States government. The Company places its cash, cash equivalents and investments with financial institutions with high credit standing. The Company has not experienced any significant losses on its cash, cash equivalents and short-term investments to date. The Company believes credit risk with respect to investments of commercial paper is minimal due to the duration of such investments, which are generally less than twelve months. Cash held in foreign banks was approximately $1.1 million and $1.6 million at December 31, 2005 and 2004, respectively.

The Company sells its products principally through a worldwide direct sales force and third-party resellers/distributors. Customers are in a broad range of industries. The Company provides credit in the normal course of business to various types and sizes of companies located principally throughout North America and Europe and does not require collateral or other security. The Company maintains reserves for potential credit losses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. The most significant estimates included in these financial statements are the valuation of accounts receivable and long-term assets, including intangibles and deferred tax valuation allowance, the estimated loss on excess office space that resulted from certain restructuring actions and VSOE determinations for purposes of appropriate revenue recognition. Actual results could differ from these estimates.

Stock Based Compensation

At December 31, 2005, the Company had three stock-based employee compensation plans, which are described more fully in Note 5. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Minor amounts of stock-based employee compensation cost is reflected in net income/(loss), as most options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) required the Company to elect either expense recognition under SFAS 123 or its disclosure-only alternative for stock-based employee compensation. The expense recognition provision encouraged by SFAS 123 requires fair-value based financial accounting to recognize compensation expense for employee stock compensation plans. The Company adopted SFAS 123 in 1997 and elected the disclosure-only alternative. Had compensation costs for the Company’s stock and stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methodology of SFAS 123, the Company’s net loss and net loss per share would have been adjusted to the pro forma amounts indicated below for the years ended December 31, (in thousands, except per share data):

	2005	2004
Net income applicable to common shares:
As reported	$2,871	$1,677
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(1,085)	(1,687)

Pro forma	$1,786	$(10)

Net income (loss) per common share — Basic
As reported	$0.28	$0.17
Pro forma	$0.17	$0.00
Net income (loss) per common share — Diluted
As reported	$0.25	$0.15
Pro forma	$0.16	$0.00

Comprehensive Income/(Loss)

The Company follows the guidance in SFAS No. 130, “Reporting Comprehensive Income/(Loss)” (“SFAS 130”) that requires the reporting of comprehensive income/(loss) in addition to net income/(loss) from operations. Comprehensive income/(loss) is a more inclusive reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income/(loss). To date the Company’s comprehensive income/(loss) items have consisted exclusively of foreign translation adjustments. Comprehensive income/(loss) has been included in the consolidated statement of stockholders’ equity for all periods. Please see Note 4 for further details.

Recent Accounting Developments

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123R, “Share-Based Payment,” which addresses the accounting for share-based awards to employees, including employee-stock-purchase-plans (ESPPs). SFAS 123R requires all entities to recognize the fair value of stock options and other stock-based compensation to employees. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires instead, that such transactions be accounted for using a fair-value-based method. The requirements in SFAS 123R became effective for public companies as of the beginning of their next fiscal year after June 30, 2005.

According to SFAS 123R, an entity is also required to recognize compensation expense for awards outstanding at the required effective date for which the requisite service has not been rendered (such as awards that are unvested because service requirements have not been completed) as the requisite service is subsequently rendered. The compensation expense will be based on the grant date fair value of the award as was determined under SFAS 123 for either recognition or pro forma disclosures. Through December 31, 2005, the Company accounted for its stock-based compensation plans in accordance with APB Opinion No. 25. Our current estimate is that Statement 123R will result in an added expense of approximately $200,000 quarterly. Therefore, the adoption of Statement 123R will have a material effect on the Company’s consolidated financial statements.

In addition, in March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). SAB 107 provides supplemental implementation guidance on Statement 123R, including guidance on valuation methods, classification of compensation expense, inventory capitalization of share-based compensation cost, income tax effects, disclosures in Management’s Discussion and Analysis and several other issues. The Company is required to adopt Statement 123R and SAB 107 in the first quarter of fiscal 2006.

NOTE 2.    OTHER ASSETS

Included in other assets at December 31, 2005 is approximately $45,000 in refundable lease security deposits the Company has paid for the Company’s various regional sales offices. As of December 31, 2004, that same amount was included as well as restricted cash of $440,000. This amount represented the security for a letter of credit required by the Company’s amended sublease for the Company’s Lexington headquarters. The Company’s obligation to maintain this letter of credit expired during the fourth quarter of 2005 and $440,000 was returned to the Company.

NOTE 3.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31 (in thousands):

	2005	2004
Computer equipment	$12,214	$12,061
Office equipment	594	660
Furniture and fixtures	1,381	1,381
Leasehold improvements	954	949

	15,143	15,051
Accumulated depreciation and amortization	(14,390)	(14,302)

Total	$753	$749

Depreciation and amortization of property and equipment totaled $427,000 and $689,000 for the years ended December 31, 2005 and 2004, respectively.

NOTE 4.    COMPREHENSIVE INCOME

SFAS 130 requires the reporting of comprehensive income/(loss) in addition to net income/(loss) from operations. Comprehensive income/(loss) is a more inclusive reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income/(loss). To date, Segue’s comprehensive income/(loss) items have consisted exclusively of foreign translation adjustments. The following table sets forth the computation of comprehensive income/(loss) (in thousands):

	Years Ended December 31,
	2005	2004
Net income	$3,235	$2,440
Foreign translation adjustments	(208)	120

Comprehensive income	$3,027	$2,560

NOTE 5.    STOCKHOLDERS’ EQUITY

Common and Preferred Stock

As of December 31, 2005, the Company’s Certificate of Incorporation, as amended and modified by any certificate of designations, authorized 30 million shares of $.01 par value Common Stock and 9 million shares of $.01 par value Preferred Stock; 4 million shares of such 9 million shares of Preferred Stock designated as Series A Preferred Stock, 1.5 million shares of Preferred Stock designated as Series B Preferred Stock and 1.5 million shares of Preferred Stock designated as Series C Preferred Stock.

Each series of Preferred Stock to be authorized in the future will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Company’s Board of Directors.

To the extent any shares of Preferred Stock are outstanding, the Preferred Stock is senior to the common stock as to dividend and liquidation rights and is convertible at the option of the holder into shares of the Company’s common stock at a conversion rate of one share of Preferred Stock for one share of common, subject to adjustment upon the occurrence of certain transactions including future stock and warrant issuances at an exercise price of less than $3 per share. Pursuant to an amendment to the terms of the Series B Preferred Stock, which was announced on December 27, 2004, approved by the Company’s stockholders on June 6, 2005 and filed with the Secretary of State of Delaware, and made effective, on June 16, 2005, dividends on the Series B Preferred Stock accrue at 6% per annum and are to be paid in additional shares of Series B Preferred Stock semiannually on June 30 and December 31. Dividends on the Series C Preferred Stock accrue at 12% per annum and are to be paid in additional shares of Series C Preferred Stock or, in certain cases, cash, semiannually on June 30 and December 31.

The Company’s amendment to the terms of the Company’s Series B Preferred Stock referenced above, reduced the dividend payable on its Series B Preferred Stock from 12% to 6% per year (which reduction was in effect for the June 30, 2005 dividend on the Series B Preferred Stock) and extended the redemption date of its Series B Preferred Stock to October 31, 2005, the earliest date at which the Company could redeem its stock.

On October 28, 2005, the Company provided a redemption notice to all holders of our Series B Preferred Stock and Series C Preferred Stock (“the Redemption Notice”). The Redemption Notice expressed the Company’s intention to redeem all shares of Series B Preferred Stock and Series C Preferred Stock outstanding on December 28, 2005 at a per share redemption price of $4.00. All shares of Series B

Preferred Stock and Series C Preferred Stock were converted to common stock on December 19, 2005. In total, 948,597 shares of Series B Preferred Stock and 604,895 shares of Series C Preferred Stock were converted to common stock pursuant to an election by the holders of such shares. As a result of the conversion, no Preferred Stock dividend-in-kind was issued for the period ending December 31, 2005.

During the year ended December 31, 2005 (prior to the redemption noted above), a total of 61,868 shares of Preferred Stock were earned and issued as dividends on the Preferred Stock. Preferred Stock dividends earned for the twelve months ended December 31, 2005 and 2004 approximated $364,000 and $763,000 respectively.

Stock Compensation Plans

Stock Option Plans

The Company’s 1996 Amended and Restated Incentive and Non-Qualified Stock Option Plan (the “1996 Option Plan”), as amended, authorizes a total of 4,646,305 shares to be issued under the 1996 Option Plan. Under the 1996 Option Plan, incentive stock options may be granted to any officer or employee of the Company and nonqualified stock options may be granted to any officer, employee, consultant, director or other agent of the Company. The Company’s 1996 Option Plan expired on February 12, 2006. According to the terms of such plan, no more options may be granted under the 1996 Option Plan.

In November 1998, the Company established the 1998 Employee Stock Option Plan (the “1998 Option Plan”). On December 17, 1999, the Board of Directors approved an amendment to increase by 250,000 the number of shares authorized for issuance under the 1998 Option Plan. The 1998 Option Plan, as amended, provides for grants of nonqualified options to purchase up to 1,250,000 shares of the Company’s common stock to employees and consultants of the Company.

All options issued under the 1996 Option Plan and the 1998 Option Plan are typically granted with exercise prices equal to the fair market value of the stock on the date of grant, become exercisable at varying rates (generally over four years) as determined by the Board of Directors and generally expire 10 years from the date of grant.

The following table summarizes activity of the Company’s option plans since December 31, 2003. Information is included for all of the option plans and agreements noted above.

	Shares	Weighted Average Exercise Price
	(in thousands)
Outstanding at December 31, 2003	3,317	$5.89
Granted	755	$4.38
Exercised	(179)	$2.10

Canceled	(490)	$7.81

Outstanding at December 31, 2004	3,403	$5.46
Granted	500	$5.76
Exercised	(286)	$2.47
Canceled	(480)	$6.62

Outstanding at December 31, 2005	3,137	$5.61

As of December 31, 2005 and 2004, options to purchase 2,152,137 and 2,162,693 shares, respectively, were exercisable with weighted average exercise prices of $6.05 and $6.60 per share, respectively. As of December 31, 2005, approximately 342,999 shares were available for future grants under the 1996 Option Plan and the 1998 Option Plan.

For various price ranges, weighted average information for options outstanding at December 31, 2005 was as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
	(in thousands)	(in years)	(in thousands)
$0.75-$1.04	180	5.69	$1.02	180	$1.02
$1.05-$2.40	118	6.96	$2.17	110	$2.20
$2.41-$2.44	458	7.69	$2.44	258	$2.44
$2.45-$2.65	331	3.67	$2.48	249	$2.48
$2.66-$3.03	245	6.63	$2.93	200	$2.92
$3.04-$6.49	966	8.47	$5.64	321	$5.38
$6.50-$8.17	213	4.99	$7.15	208	$7.17
$8.18-$9.24	170	4.41	$8.40	170	$8.40
$9.25-$11.86	93	2.45	$10.40	93	$10.40
$11.87-$13.67	217	3.87	$12.51	217	$12.51
$13.68-$22.25	146	3.06	$16.65	146	$16.65

$0.75-$22.25	3,137	6.29	$5.61	2,152	$6.05

The weighted average fair value of the stock options granted during 2005 and 2004 was $5.76 and $4.38 per share, respectively. For the computation in accordance with SFAS 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted average assumptions used for grants in 2005 and 2004, respectively: risk-free interest rate of 4.41% and 3.93%; dividend yield of 0%; expected life of 7 years; and expected volatility of 48% and 65%.

Options to purchase approximately 3,137,000 and 3,403,000 shares of common stock were outstanding for the years ended December 31, 2005 and 2004, respectively.

Employee Stock Purchase Plan

The Company established the Segue Software, Inc. 1996 Employee Stock Purchase Plan (the “ESPP”), which made available 100,000 shares of the Company’s common stock for purchase by eligible employees through payroll deductions. The shares could be purchased for 85% of the lower of the beginning or ending fair market value of each six-month segment within the offering period. Purchases were limited to 10% of an employee’s annual compensation and are subject to other IRS limitations. In June 2003, the ESPP was amended in order to increase the maximum number of shares from 600,000 to 700,000 shares. In June 2004, the ESPP was amended in order to increase the maximum number of shares of common stock available for issuance from 700,000 to 900,000 shares. As of December 31, 2005, approximately 838,608 shares had been issued under the ESPP.

For the computation in accordance with SFAS 123, the fair value of the employees’ purchase rights under the ESPP is estimated using the Black-Scholes-Merton model with the following assumptions for 2005 and 2004: risk-free interest rate of 4.18% and 1.6%, respectively; dividend yield of 0%; expected life of six months; and expected average volatility of 35% and 100%, respectively.

NOTE 6.    EMPLOYEE SAVINGS PLAN

The Company maintains a 401(k) plan under which all eligible U.S. employees may make contributions to their respective participant accounts. The Company may, at its discretion, make matching contributions on behalf of its employees. Employees must have completed two years of service to be eligible for the Company’s contributions. No matching contributions were made during the years ended December 31, 2005 or 2004.

NOTE 7.    INCOME TAXES

Loss before income taxes and the components of the income tax provision (benefit) are as follows for the years ended December 31, (in thousands):

	2005	2004
Income before income taxes:
United States	$2,676	$2,068
Foreign	551	407

Total income before income taxes	$3,227	$2,475

Provision for (benefit from) income taxes:
Current:
Federal	$—	$6
Foreign	(37)	15
State	29	14

Total current	$(8)	$35

Deferred:
Federal	$1,232	$768
Foreign	—	3
State	967	85
Change in valuation allowance	(2,199)	(856)

Total deferred tax provision	—	—

Total tax provision	$(8)	$35

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, the components of the net deferred tax asset are as follows (in thousands):

	2005	2004
Gross deferred tax assets:
Net operating losses	$19,700	$20,703
Intangible assets	1,011	1,767
Accounts receivable	118	104
Accrued expenses and deferred compensation	306	463
Fixed assets	160	308
Research and experimentation credits	2,762	2,911

Total assets	24,057	26,256
Valuation allowance	(24,057)	(26,256)

Net deferred tax asset (liability)	$—	$—

Of the changes in the valuation allowance described above for the years ended December 31, 2005 and 2004, approximately $362,000 and $125,000, respectively, relates to tax return deductions attributable to the exercise of non-qualifying stock options and disqualifying dispositions of incentive stock options, and are not benefited through income.

As of December 31, 2005, the Company had federal net operating loss carryforwards of approximately $54.0 million, of which $12.3 million relates to deductions attributable to the exercise of nonqualified stock options and disqualifying dispositions of incentive stock options; state net operating loss carryforwards of approximately $22.0 million; and $1.9 million of federal and $1.3 million of state tax credit carryforwards available for income tax purposes. These carryforwards generally expire in the years 2006 through 2023 and may be subject to additional annual limitations as a result of changes in the Company’s ownership.

Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets. Based on the weight of available evidence, it is more likely than not that all of the deferred tax assets will not be realized and accordingly the deferred tax assets have been fully reserved. Management re-evaluates the positive and negative evidence on a quarterly basis.

The following schedule reconciles the difference between the federal income taxes at the statutory rate and the effective income taxes for the years ended December 31 (in thousands):

	2005	2004
U.S. federal statutory tax	$1,098	$841
State tax provision, net	657	65
Foreign rate differential	(37)	(104)
Federal and state tax credits	149	(30)
Tax credits and prior year adjustments in foreign jurisdiction	(187)	—
Change in valuation allowance	(2,199)	(856)
Other	66	119
Adjustment for prior year deferred taxes	445	—

Effective tax	$(8)	$35

NOTE 8.    COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Various claims have been asserted against Segue. Management does not believe these claims will have a material adverse effect on the financial position or results of operations of Segue.

Lease Commitments

In August 1998, the Company moved its corporate headquarters to Lexington, Massachusetts under a non-cancelable operating sublease that expires in 2007. On January 24, 2003, the Company restructured its corporate headquarters sublease by returning approximately 33,000 square feet to the landlord. Pursuant to the terms of the restructuring Segue posted an initial letter of credit for $700,000. The cash security of $770,000 (letter of credit plus 10%) that was posted was reduced in 2004 to $440,000 and was returned in full during the quarter ended December 31, 2005. As a result of the restructuring, the Company reduced its office space from approximately 73,300 square feet to approximately 40,400 square feet with 3,000 square feet sub-subleased to a third-party until the end of the Company’s sublease, leaving 37,400 square feet of space. We believe that we have more than adequate expansion space for growth in operations at the headquarters location for the foreseeable future.

During January 2005, the Company entered into a five-year lease for a branch sales office in San Mateo, California, which consists of approximately 3,434 square feet. This office replaced the Company’s Los Gatos and San Francisco sales offices, the leases for both of which expired during the first quarter of 2005.

During June 2005, the Company entered into a fifteen-year lease for a new research and development facility in Linz, Austria. The new facility consists of approximately 12,000 square feet and replaced the Company’s previously used research and development facility in December 2005. The lease entitles the Company to elect to cancel this lease after five years without penalty, by providing six months notice.

The Company’s global technical support operations are located in Belfast, Northern Ireland, United Kingdom with approximately 6,000 square feet under a lease that expires in August 2009 and includes an option for renewal. The Belfast lease also contains a provision allowing Segue to elect to cancel this lease on August 25, 2006 by providing six months notice. A six month notice was given by the Company and it is presently looking for a more modern facility in Belfast.

The Company also leases certain United States and foreign sales offices and certain equipment under various operating leases with lease terms ranging from month-to-month up to five years. Certain of these leases contain renewal options. The agreements generally require the payment of utilities, real estate taxes, insurance and repairs. Future minimum payments under the facilities and equipment leases, excluding the security deposit noted above, but including the obligation of the restructured sublease, with non-cancelable terms are as follows as of December 31, 2005 (in thousands):

	Gross Commitment	Sublease Income	Net Amount
2006	$2,048	$(100)	$1,948
2007	1,637	(85)	1,552
2008	316	—	316
2009	319	—	319
2010	250	—	250

Total	$4,570	$(185)	$4,385

Rent expense for the years ended December 31, 2005 and 2004 totaled $1.6 million and $1.8 million, respectively.

Royalty Commitments

The Company has participated in royalty arrangements with third-parties and as revenues from the related products are recognized, the Company records the related royalty expense. In September 2001, the Company signed a distribution agreement with T-Plan Ltd., of the United Kingdom. Under the agreement, Segue will sell and market the T-Plan product that has been modified to integrate with other Segue products, under the name SilkPlan Pro, for which Segue pays T-Plan Ltd., a royalty for each unit sold based on a percentage of price. On December 31, 2005, the Company had a remaining prepaid balance of $49,000 associated with T-Plan royalties.

For the years ended December 31, 2005 and 2004, Segue recognized royalty expense related to T-Plan Ltd. of $19,000 and $32,000, respectively. Segue has other minor royalty agreements for third-party embedded software in Segue’s products.

In addition to the arrangements described above, Segue has entered into other arrangements with third party resellers, distributors and partners that require Segue to pay a referral fee for leads that may be generated by these other parties. None of these arrangements calls for guaranteed minimum payments.

Contingencies

In the event of a change of control or the sale of substantially all assets, the Company has certain contractual obligations to executive officers, as well as, other non-employee related contracts. These potential obligations, should a triggering event take place, were less than $2.9 million at December 31, 2005.

NOTE 9.    RESTRUCTURING CHARGES

Since April 1, 2001, Segue has executed various restructuring plans aimed at reducing the expenses of the Company. As a result, Segue has recorded restructuring charges for severance, other employee-related costs and costs for estimated lease obligations associated with excess office facilities in the Company’s Lexington and former Los Gatos offices, net of estimated sublease income. The Company had no restructuring activities during the years December 31, 2005 or 2004.

At December 31, 2005, the accrual balance related to the obligations associated with all of the excess office space noted above is approximately $669,000. This is comprised of an estimated $854,000 for future rents payable by Segue on unoccupied space less approximately $185,000 of estimated future sublease and operating expense income. The Company made no estimate adjustments related to this accrual for the year ended December 31, 2005.

NOTE 10.    SEGMENT REPORTING

The Company considers that it has the following reportable operating segments based on differences in products and services. Operating segments are defined as components of the enterprise about which separate financial information is available that is reviewed regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing their performance. Software licenses substantially consist of sales of the Company’s Silk product line. These operating segments are reviewed only to the gross margin level. The following table sets forth the reportable operating segments (in thousands):

	2005		2004
	Gross Revenue	Gross Margin	Gross Revenue	Gross Margin
Operating Segments:
Software licenses	$15,894	$15,475	$14,644	$14,292

Training and consulting	$3,245	$1,072	$3,006	$873
Maintenance	17,613	15,042	15,510	12,696

Total services	$20,858	$16,114	$18,516	$13,569

Total	$36,752	$31,589	$33,160	$27,861

The following table presents gross revenue and long-lived asset information by geographic area as of and for the years ended December 31 (in thousands):

	Total Gross Revenue		Long-Lived Assets
	2005	2004	2005	2004
United States	$29,336	$26,307	$618	$1,116
Foreign	7,416	6,853	179	237

	$36,752	$33,160	$797	$1,353

Foreign revenue is based on the country in which the sale originates. Revenue from Germany accounted for approximately 12.2% of total revenue for the year ended December 31, 2004. No customer or foreign country accounted for 10% or more of total revenue in 2005.

NOTE 11.    QUARTERLY FINANCIAL DATA (UNAUDITED)

(In thousands, except per share data)

	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Total
2005
Net revenue	$8,394	$8,909	$9,076	$10,059	$36,438
Gross margin	7,165	7,541	7,818	8,751	31,275
Net income applicable to common shares	362	632	824	1,053	2,871
Net income per share—Basic	0.04	0.06	0.08	0.10	0.28
Net income per share—Diluted	0.03	0.06	0.07	0.09	0.25

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Total
2004
Net revenue	$8,024	$8,038	$8,431	$8,513	$33,006
Gross margin	6,627	6,652	7,132	7,296	27,707
Net income applicable to common shares	171	344	703	459	1,677
Net income per share—Basic	0.02	0.03	0.07	0.05	0.17
Net income per share—Diluted	0.02	0.03	0.07	0.04	0.15

NOTE 12.    SUBSEQUENT EVENTS (UNAUDITED)

On April 19, 2006, Borland completed the acquisition of Segue pursuant to an Agreement and Plan of Merger, dated as of February 7, 2006. Segue is now a wholly-owned subsidiary of Borland. Under the terms of the Agreement and Plan of Merger, Borland paid $8.67 per share in cash for all outstanding shares of Segue. All shares and options to purchase Segue stock were canceled upon the completion of the acquisition. The total purchase price was approximately $115.9 million. Results of operations for Segue will be included in Borland’s consolidated financial statements from the date of acquisition.

On September 30, 2002, Segue entered into an agreement with a customer whereby in the event of a change of control of the Company, Segue agreed, at the customer’s discretion, to refund all payments for products and services received by Segue from the customer prior to the change of control or provide future maintenance services free of charge on products sold to the customer prior to the change of control. As of April 19, 2006, Segue had received payments totaling approximately $1.2 million from the customer. It is anticipated that the customer will request and Segue will agree to provide maintenance services free of charge as a result of the acquisition of Segue by Borland Software Corporation on April 19, 2006.